UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): June 22, 2017

XIANGTIAN (USA) AIR POWER CO., LTD.
(Name of Small Business Issuer in its Charter)

Delaware	87-0640467
(State or Jurisdiction of Incorporation or	(I.R.S. Employer Identification No.)
Organization)

No. 6 Longda Road Yanjiao Development Zone
Sanhe City, Hebei Province, China 065201
(Address of principal executive offices)

001 240-252-1578
(Telephone Number of Principal Executive Offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

The information contained in item 5.02 of this Current Report on Form 8-K is incorporated by reference into this item 1.01.

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Election of Director

Effective as of June 22, 2017, Xiangtian (USA) Air Power Co., Ltd.'s (the "Company") Board of Directors elected Mr. Marco Hon Wai Ku, Mr. Yizhao Zhang, and Ms. Jiehua Zhang as independent directors of the Company's Board of Directors, with a term of office expiring at the Company's next annual meeting of stockholders and the election of successors.

Mr. Marco Ku Hon Wai has been is the founder of Sensible Investment Company Limited, an investment consulting firm based in Hong Kong founded in 2013. Mr. Ku has served on the Board of Directors of Orient Paper, Inc. (NYSE MKT: ONP) since November 2014. He was previously Chief Financial Officer of Borneo Resource Investments Limited (OTC: BRNE) from October 2014 to July 2015 and China Marine Food Group Limited (OTC: CMFO) from July 2007 to October 2013, respectively. Prior to his position at China Marine Food Group Limited, Mr. Ku cofounded KISS Catering Group, a food and beverage business in Beijing from October 2005 to April 2007. Mr. Ku worked at KPMG LLP from 1996 to 2000, where his last held position was Assistant Manager. Mr. Ku received a bachelor’s degree in finance from the Hong Kong University of Science and Technology in 1996, and is currently a fellow member of the Hong Kong Institute of Certified Public Accountants.

Mr. Yizhao Zhang has been a director of China Carbon Graphite Inc. since 2009. He is also a director of Kaisa Group Holdings Ltd. (HK: 1638) and HH Biotechnology Holdings Company (OTC BB: HHBT). Mr. Zhang has over 18 years of experience in accounting and internal control, corporate finance, and portfolio management. Previously, Mr. Zhang was the CFO or director at various public companies listed in the US, Hong Kong and Tokyo. Mr. Zhang also had experiences in portfolio management and asset trading at Guangdong South Financial Services Corporation from 1993 to 1999. He is a Certified Public Accountant of the State of Delaware, and a member of the American Institute of Certified Public Accountants (AICPA). He also has the Chartered Global Management Accountant (CGMA) designation. Mr. Zhang graduated with a bachelor’s degree in economics from Fudan University, Shanghai in 1992 and received a Master of Business Administration with concentrations in financial analysis and accounting from the State University of New York at Buffalo in 2003.

Ms. Jiehua Zhang has over 10 years of experience in accounting. Ms. Zhang has been the financial manager for Hong Kong Chang Kang Yuen Limited since 2014. She was the financial manager of Luck Sky International Investment Holding Limited from 2012 to 2014. Ms. Zhang worked as an accountant at the Finance Department of Sanbaimen Administrative Committee from 1997 to 2012, after she earned her Bachelor degree from Sun Yat-Sen University.

Each new member will receive USD 3,500 per month as compensation for their services as independent directors of the Company's Board of Directors.

Employment Agreement

Effective as of June 22, 2017, the Company’s Board of Directors ratified the employment agreement between the Company and Mr. Paul Kam Shing Chiu (the “Employment Agreement”). Mr. Chiu has been serving as the Company’s Chief Financial Officer since January 25, 2017. Pursuant to the Employment Agreement, he will receive RMB 66,000 (approximately USD 9,816) per month as compensation for his services to the Company. The term of the Employment Agreement expires on December 31, 2017. It is terminable without cause by the Company upon 60 days’ notice.

A copy of the Employment Agreement is filed as Exhibit 10.1 to this Current Report on a Form 8-K. The foregoing description of the Employment Agreement is a summary only and is qualified in its entirety by the full text of the Employment Agreement, which is incorporated herein by reference.

Xiangtian (USA) Air Power Co. Ltd. 2017 Stock Incentive Plan

On June 23, 2017, the Company’s Board of Directors approved the Xiangtian (USA) Air Power Co. Ltd. 2017 Stock Incentive Plan (the “2017 Plan”). The maximum number of shares of common stock available for issuance under the 2017 Plan is 30,000,000 shares. Stock awards, other than incentive stock options, may be granted to any employees, directors or consultants of the Company or its affiliate selected by the Company’s Compensation Committee. Incentive Stock options may be granted only to employees of the Company or its parent or subsidiary.

A copy of the 2017 Plan is filed as Exhibit 10.2 to this Current Report on a Form 8-K. The foregoing description of the 2017 Plan is a summary only and is qualified in its entirety by the full text of the 2017 Plan, which is incorporated herein by reference.

Item 9.01  Financial Statements and Exhibits.

(d)  Exhibits.

The following exhibits are being filed as part of this Report on Form 8-K:

10.1	Employment Agreement between the Company and Mr. Paul Kam Shing Chiu, dated as of January 1, 2017.

10.2	The Xiangtian (USA) Air Power Co., Ltd. 2017 Stock Incentive Plan, dated June 23, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

XIANGTIAN (USA) AIR POWER CO., LTD.

By: /s/ Zhou Deng Hua
Name: Zhou Deng Hua
Title: Chief Executive Officer

Date: July 3, 2017